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------
FORM 4
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                                  STATEMENT OF
                         CHANGES IN BENEFICAL OWNERSHIP



/X/ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

1.   Name and Address of Reporting Person*
     ---------------------------------------------------------------------------
     (Last)         Heenan
     ---------------------------------------------------------------------------
     (First)        Thomas
     ---------------------------------------------------------------------------
     (Middle)       W.
     ---------------------------------------------------------------------------
     (Street)       5001 N. Second Street
     ---------------------------------------------------------------------------
     (City)         Rockford
     ---------------------------------------------------------------------------
     (State)        IL
     ---------------------------------------------------------------------------
     (Zip)          61111
     ---------------------------------------------------------------------------

2.   Issuer Name and Ticker or Trading Symbol
     ---------------------------------------------------------------------------
     (Issuer Name)                    Woodward Governor Company
     ---------------------------------------------------------------------------
     (Ticker or Trading Symbol)       WGOV
     ---------------------------------------------------------------------------

3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)
     ---------------------------------------------------------------------------
     (I.D. Number)
     ---------------------------------------------------------------------------

4.   Statement for Month/Day/Year
     ---------------------------------------------------------------------------
     (Month/Day)    10/07
     ---------------------------------------------------------------------------
     (Year)         2002
     ---------------------------------------------------------------------------

5.   If Amendment, Date of Original (Month/Day/Year)
     ---------------------------------------------------------------------------
     (Month/Day)
     ---------------------------------------------------------------------------
     (Year)
     ---------------------------------------------------------------------------

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
     /X/
     ---------------------------------------------------------------------------
         (Director)
     ---------------------------------------------------------------------------
         (Officer, give title below)
     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------
         (10% Owner)
     ---------------------------------------------------------------------------
         (Other, specify below)
     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)
     /X/
     ---------------------------------------------------------------------------
     /X/ Form filed by One Reporting Person
     ---------------------------------------------------------------------------
         Form filed by More than One Reporting Person
     ---------------------------------------------------------------------------


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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
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1. Title of Security  2. Transac-  2A. Deemed   3. Transaction   4. Securities Acquired   5. Amount of    6. Owner-    7. Nature of
(Instr. 3)            tion Date    Execution    Code (Instr. 8)  (A) or Disposed of (D)   Securities      ship Form:   Indirect
                      (Month/                                    (Instr. 3, 4, and 5)     Beneficially    Direct (D)   Beneficial
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                      Date/Year)   Date, if     Code       V     Amount  (A) or  Price    Owned           or Indirect  Ownership
                                   any                                   (D)              Following       (I)          (Instr. 4)
                                   (Month/                                                Reported        (Instr. 4)
                                   Day/Year)                                              Transaction(s)
                                                                                          (Instr. 3 & 4)
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
Woodward Governor                                                                         8,000           I            The Jessie
Company Common Stock                                                                                                   W. Hamilton
                                                                                                                       Trust dated
                                                                                                                       September 11,
                                                                                                                       1970, as
                                                                                                                       amended
                                                                                                                       (trust
                                                                                                                       established
                                                                                                                       by the
                                                                                                                       deceased
                                                                                                                       mother of
                                                                                                                       reporting
                                                                                                                       person of
                                                                                                                       which
                                                                                                                       reporting
                                                                                                                       person is one
                                                                                                                       of two
                                                                                                                       trustees)
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Woodward Governor                                                                         800             I            The Charles
Company Common Stock                                                                                                   Hamilton
                                                                                                                       Heenan Trust
                                                                                                                       dated May 28,
                                                                                                                       1974
                                                                                                                       (trust
                                                                                                                       established
                                                                                                                       for the
                                                                                                                       benefit of
                                                                                                                       son of
                                                                                                                       reporting
                                                                                                                       person of
                                                                                                                       which
                                                                                                                       reporting
                                                                                                                       person is one
                                                                                                                       of two
                                                                                                                       trustees)
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Woodward Governor                                                                         800             I            The Lydia
Company Common Stock                                                                                                   Baldwin
                                                                                                                       Heenan Trust
                                                                                                                       dated
                                                                                                                       February 16,
                                                                                                                       1977 (trust
                                                                                                                       established
                                                                                                                       for the
                                                                                                                       benefit of
                                                                                                                       daughter of
                                                                                                                       reporting
                                                                                                                       person of
                                                                                                                       which
                                                                                                                       reporting
                                                                                                                       person is one
                                                                                                                       of two
                                                                                                                       trustees)
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Woodward Governor                                                                         4,000           I            Smith
Company Common Stock                                                                                                   Barney
                                                                                                                       Individual
                                                                                                                       Retirement
                                                                                                                       Account for
                                                                                                                       the benefit
                                                                                                                       of Thomas W.
                                                                                                                       Heenan
                                                                                                                       (reporting
                                                                                                                       person has
                                                                                                                       sole
                                                                                                                       investment
                                                                                                                       authority)
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Woodward Governor                                                                         5,236           D
Company Common Stock
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


--------------------------------------------------------------------------------
  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------------------------------------------------------------------------

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             2.          3.
1. Title of  Conversion  Transaction 3A. Deemed                        5. Number of Derivative
Derivative   or Exercise Date        Execution    4. Transaction Code  Securities Acquired (A) or   6. Date Exercisable and
Security     Price of    (Month/Day/ Date, if any (Instr. 8)           Disposed of (D) (Instr. 3,   Expiration Date
(Instr. 3)   Derivative  Year)       (Month/Day/                       4, and 5)                    (Month/Day/Year)
             Security                Year)        ----------------------------------------------------------------------------------
                                                  Code       V         (A)             (D)          Date Exercisable Expiration Date
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
Nonqualified $69.22      04/26/01                                                                   04/26/2001       04/25/2011
Stock
Option
(right to
buy)
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Nonqualified $54.57      01/23/02                                                                   01/23/2003       01/23/2012
Stock
Option
(right to
buy)
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


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        TABLE II CONTINUED - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF
                             OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------------------------------------------------------------------------

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7. Title and Amount of Underlying Securities                                        10. Ownership
(Instr. 3 and 4)                                           9. Number of Derivative  Form of Derivative
--------------------------------------------  8. Price of  Securities Beneficially  Securities
                             Amount or        Derivative   Owned Following          Beneficially Owned  11. Nature of Indirect
                             Number of        Security     Reported Transaction(s)  at End of Month     Beneficial Ownership
Title                        Shares           (Instr. 5)   (Instr. 4)               (Instr. 4)          (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 1,000(a)                      1,000                    D
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Common Stock                 1,000(b)                      2,000                    D
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

Explanation of Responses:      (a) Grant to reporting person of option to buy
shares of common stock under the Woodward Governor Company 1996 Long-Term Incentive Compensation Plan is an exempt transaction under Rule 16b-3. (b) Grant to reporting person of option to buy shares of common stock under the Woodward Governor Company 2002 Stock Option Plan is an exempt transaction under Rule 16b-3.

               /s/ Thomas W. Heenan                     10/7/2002
               -------------------------------     --------------
               **Signature of Reporting Person     Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more than one reporting person, SEE Instruction
    4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.